Exhibit 3.9

CONFORMED COPY

Dated 10 July 2002

America Mineral Fields, Inc.

and

America Mineral Fields International Limited

and

AMF Holdings Limited

and

Anglo American Corporation of South Africa Limited

and

Ambase Prospects (Congo) Limited

and

Congo Mineral Developments Limited

AGREEMENT

Relating to the Kolwezi Tailings Project

One Silk Street London EC2Y 8HQ Telephone: (44-20) 7456 2000 Facsimile: (44-20) 7456 2222 Ref: RZZC

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This Agreement is entered into on 10 July 2002 between:

(1)
AMERICA MINERAL FIELDS, INC., a company incorporated in the Yukon Territory, Canada (registered no. 24583) whose registered office is at Suite 300-204 Black Street, Whitehorse, Yukon Y1A 2M9, Canada (“AMF”);

(2)
AMERICA MINERAL FIELDS INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands (registered no. 174173) whose registered office is at Citco Building, Wickhams Cay, P O Box 662, Road Town, Tortola, British Virgin Islands (“AMFI”);

(3)
AMF HOLDINGS LIMITED, a company incorporated in the British Virgin Islands (registered no. 280960) whose registered office is at Arawak Chambers, P O Box 173, Road Town, Tortola, British Virgin Islands (“AMFL”);

(4)
ANGLO AMERICAN CORPORATION OF SOUTH AFRICA LIMITED, a company incorporated in the Republic of South Africa (registered no. 01-05309-06) whose registered office is at 44 Main Street, Johannesburg 2001, Republic of South Africa (“AAC”);

(5)
AMBASE PROSPECTS (CONGO) LIMITED, a company incorporated in the British Virgin Islands (registered no. 281216), whose registered office is at 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands (“AACL”); and

(6)
CONGO MINERAL DEVELOPMENTS LIMITED, a company incorporated in the British Virgin Islands (registered no. 271751), whose registered office is at 49 Main Street, Road Town, Tortola, British Virgin Islands (the “Company”),

(together the “Parties”).

Recitals:

(A)
The Parties are each a party to a Subscription and Joint Venture Agreement dated 19 June 1998 (the “Original JVA”), a Deed of Amendment dated on or about 2 September 1998 (the “Deed of Amendment”) and a Project Implementation Deed dated 31 May 2001 (the “PID”) (together with any other deeds of amendment relating to the Original JVA or the Deed of Amendment, the “Kolwezi Agreements”), all relating to the Kolwezi tailings project.

(B)	The Parties wish to make provision for the termination of the Kolwezi Agreements and certain related matters.

The Parties each hereby agree as follows:

1	Interpretation

1.1	In this Agreement, the following words and expressions shall have the following meanings:

“AACL Shares” has the meaning given in Clause 4.1;

“AACL Share Transfer” has the meaning given in Clause 4.1;

“Affiliate” means in relation to a Party:

(a)	any Person in which that Party holds fifty per cent. (50%) or more of the ordinary voting shares or which holds fifty per cent. (50%) or more of that Party’s ordinary voting shares;

(b)	any Person which, directly or indirectly, is Controlled by or Controls, or is under Common Control with, a Party; or

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(c)	any Person or group of Persons being directors or executive officers of any Person referred to in (a) or (b) above;

“agreed form” means in relation to any document, such document in the form agreed between the Parties and signed by their respective solicitors for the purposes of identification;

“Agreement” means this agreement including the recitals and any schedules thereto;

“Auditors” means Deloitte & Touche BVI;

“Cash” means cash in hand or credited to any account with a bank and securities with a maturity of less than one year;

“Certified Balance” means one half of the Net Current Assets of the Company as at 31 May 2002 as determined by the Auditors in accordance with the provisions of Clause 5;

“CMD Loan” means the loan agreement between the Company and AACL dated August 1999;

“Common Control” means the circumstances where two or more Persons are Controlled by the same Person or its Affiliates;

“Control” means:

(a)
the power (whether directly or indirectly) and whether by the ownership of share capital, the possession of voting power, contract or otherwise to appoint and/or remove all or such of the board of directors or other governing body of a Person as are able to cast a majority of the votes capable of being cast by the members of that board or body, or otherwise to control or have the power to control the policies and affairs of that Person; and/or

(b)
the holding and/or the ownership of the beneficial interest in, and/or the ability to exercise the voting rights applicable to, shares or other securities in any Person which confer in aggregate on the holders thereof (whether directly or by means of holding such interests in one or more other Persons (either directly or indirectly) more than fifty per cent. (50%) of the voting rights exercisable at general meetings of that Person;

and “Controlled by” shall have a corresponding meaning;

“Completion Date” means the date referred to in Clause 2;

“Completion Payment” means US$1.5 million, the sum to be paid by AMFL to AACL on the Completion Date as representing the amount which is estimated by the Parties to be the minimum amount of the Certified Balance;

“Creditors” means trade creditors, non-trade operating creditors, non-trade non-operating creditors, intra-group creditors of the Company as at 31 May 2002, whether or not the Company has, by that date, received invoices from such creditors;

“Debtors” means trade debtors, non-trade operating debtors, non-trade non-operating debtors and intra-group debtors as at 31 May 2002;

“Deed of Termination and Release” means the deed of termination and release to be executed and delivered by the Parties under Clause 7;

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“Estimated Maximum Balance” means the sum of the Completion Payment and the Retention Fund;

“GDRC” means the Government of the Democratic Republic of Congo;

“Gécamines” means La Générale des Carrieres et des Mines, a state enterprise under Congolese law, with its registered office situated at 419, Avenue Kamanyola, BP, 450, Lubumbashi, Democratic Republic of Congo, the state-owned mining company of the Democratic Republic of Congo;

“JVA” means the Original JVA, as amended;

“Kolwezi Agreements” has the meaning given in Recital A;

“Licence Agreement” means the licence agreement in the agreed form to be entered into by the Parties under Clause 3;

“Net Current Assets” means Cash plus Debtors minus Creditors. For the avoidance of doubt, no loans from the Company to any of its shareholders form part of the Net Current Assets;

“PID” has the meaning given in Recital A;

“Retention Fund” means US$150,000, the sum to be paid by AMFL to the Stakeholder on the Completion Date as representing the amount which the parties estimate to be the maximum possible difference between the Certified Balance and the Completion Payment;

“Shares” means issued ordinary shares of one United States dollar (US$1.00) each in the capital of the Company;

“Stakeholder” means Linklaters as appointed by the Parties to act as stakeholder as specified in Clause 6; and

“Unpaid Excess” has the meaning given in Clause 8.

1.2	Unless the context otherwise requires, terms and expressions used in this Agreement shall have the same meaning as used in the JVA and the PID.

2	Completion

Completion of this Agreement shall take place on 10 July 2002, or at such later time and date as the parties may agree in writing, at the offices of Umicore, Rue du Marais 31, B-1000, Brussels, Belgium.

3	Intellectual Property

On the Completion Date, the Parties shall execute the Licence Agreement.

4	The AACL Share Transfer

4.1	On the Completion Date, AACL will sell and AMFL will purchase (the “AACL Share Transfer”) all the Shares held by AACL (the “AACL Shares”) in consideration of and conditional upon:

4.1.1	the payment by AMFL to AACL of the Certified Balance (in accordance with the provisions of Clauses 4.4.2, 5 and 6); and

4.1.2	the novation of the CMD Loan on terms that AMFL is effectively substituted for AACL in all respects.

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4.2
AACL and AAC represent and warrant to AMFL and AMFI and AMF that AACL is entitled to sell and transfer to AMFL the full legal and beneficial ownership of the AACL Shares without the consent of any third party and that the AACL Shares are not subject to any claim, charge, mortgage, security, lien, option, equity, power of sale or hypothecation or other third party rights or security interest of any kind.

4.3
The Company will to the extent permitted by law make available to AMFL in the form of an interest free loan repayable on demand such sums as AMFL requires to satisfy its payment obligations under Clause 4.1.1 and, immediately prior to the Completion Date, the board of directors of the Company shall pass a resolution in the agreed form approving the making of, and the Company shall then advance on the terms of that resolution, a loan of an amount equal to the Estimated Maximum Balance to AMFL.

4.4	On the Completion Date the Parties will execute and deliver the following instruments, deeds and documents and perform the following acts in relation to the AACL Share Transfer:

4.4.1	AACL shall execute transfers in respect of the AACL Shares in favour of AMFL and deliver to AMFL the relevant share certificates or an indemnity in respect thereof;

4.4.2
AMFL shall transfer, in immediately available funds, the Completion Payment into the account of AVAL Holdings Ltd, Barclays Bank Plc, New York a/c Barclays Bank Plc, 54 Lombard Street, London ref. AVAL Holdings Ltd, Account number: 69049822, Swift Code: BARC US33 and the Retention Fund into the Stakeholder’s US$ client account at Lloyds TSB Bank plc, Moorgate, Account number: 11313673, Sort Code: 30 95 74.;

4.4.3	AMFL, AACL and the Company shall execute and deliver a deed of novation in the agreed form in respect of the CMD Loan; and

4.4.4	AAC shall deliver to AMFL letters of resignation in the agreed form from those directors of the Company who were nominated by it.

4.5
Promptly following the Completion Date, AMFL will procure that the company secretary of the Company shall amend the register of members of the Company to reflect the AACL Share Transfer and issue a new share certificate in favour of AMFL in respect of the AACL Shares.

5	Determination of the Certified Balance

5.1	The Certified Balance will be determined and certified by the Auditors in accordance with internationally accepted accounting principles.

5.2
The Auditors are hereby instructed to determine the Certified Balance and deliver a certificate to the Parties and the Stakeholder stating the amount of the Certified Balance on or before 31 July 2002.

5.3	The Auditors shall act as experts not as arbitrators and their determination and certification of the Certified Balance will be final and binding on the Parties save in the event of manifest error.

5.4	The Parties will co-operate with the Auditors and comply with their reasonable requests made in connection with the performance of their duties under this Agreement.

5.5	The costs of the Auditors will be paid by the Company and full provision for these costs shall be made by the Auditors in determining the Certified Balance.

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6	Adjustment to the Completion Payment

6.1
The Retention Fund will be held by the Stakeholder who is hereby irrevocably instructed to place it on deposit, in the name of the Stakeholder and to deal with it in accordance with the provisions of this Clause 6.

6.2	If the amount of the Certified Balance as determined and certified by the Auditors in accordance with Clause 5 is:

6.2.1
greater than or equal to the Completion Payment but less than or equal to the Estimated Maximum Balance, the Stakeholder is hereby irrevocably instructed to make the following payments out of the Retention Fund within 7 days of the receipt by the Stakeholder of the certificate referred to in Clause 5:

(i)	the difference between the Certified Balance and the Completion Payment to AACL; and

(ii)	the balance, if any, of the Retention Fund to AMFL;

6.2.2
greater than the Estimated Maximum Balance, the Stakeholder is hereby irrevocably instructed to pay the entire amount of the Retention Fund to AACL and AMFL shall transfer or procure the transfer to AACL of a cash sum (in immediately available funds) representing the difference between the Certified Balance and the Estimated Maximum Balance within 7 days of the receipt by the Stakeholder of the certificate referred to in Clause 5.

6.3
If the amount of the Certified Balance as determined and certified by the Auditors in accordance with Clause 5 is less than the Completion Payment, the Stakeholder is hereby irrevocably instructed to pay the entire amount of the Retention Fund into AMFL’s account at Northern Trust International Banking Corp., One World Trade Center, New York City, NY10048, USA, FED ABA Routing 026001122, C.H.I.P.’s ABA 112, for identity number 142073 n/o Merrill Lynch Pierce Fenner and Smith, Favour account: 12907011, Name of: America Mineral Fields Offshore, (Reference AMF Holdings) and AACL shall transfer or procure the transfer to AMFL of a cash sum (in immediately available funds) representing the difference between the Completion Payment and the Certified Balance within 7 days of the receipt by it of the certificate referred to in Clause 5.

6.4
The Stakeholder is hereby irrevocably instructed by the Parties to pay to AACL or AMFL, as the case may be, an amount equal to any interest received by the Stakeholder on that amount of the Retention Fund which is paid to AACL or AMFL pursuant to the provisions of Clauses 6.2 and 6.3 less any tax thereon which the Stakeholder may be required to withhold when making such payment and any reasonable charges and expenses incurred by the Stakeholder in operating that part of the Retention Fund.

7	Termination and Release

7.1	On the Completion Date, each of the Parties shall execute and deliver the Deed of Termination and Release.

7.2	The provisions of Clauses 3.1, 3.2, 3.3 and 3.4 of the Deed of Termination and Release will not apply to any Claims (as defined in that deed) arising under or out of this Agreement.

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8	Invoices etc.

8.1
Each Party will procure that all invoices relating to goods or services supplied or provided by it or any of its Affiliates and use its reasonable endeavours to procure that all invoices relating to goods or services supplied or provided by any agent, consultant, contractor or sub-contractor employed or commissioned by it or its Affiliates, are submitted to the Company no later than 24 July 2002 or, failing which, that, by that date, sufficient details of the relevant goods or services and the costs thereof are provided to the Company to enable the Auditors to make provision for those invoices (if appropriate) on an accruals basis when determining the Certified Balance in accordance with the provisions of Clause 5.

8.2
If any invoice relating to goods or services supplied or provided to the Company in the period prior to 31 May 2002 is received by the Company after 24 July 2002 then, to the extent that any amounts specified in that invoice as being due from the Company in respect of those goods or services (i) are properly payable by the Company, (ii) have not already been paid by the Company or another party on its behalf and (iii) have not been taken into account by the Auditors (whether on a receipt basis or an accrual basis) in determining the Certified Balance (an “Unpaid Excess”), AACL shall, within seven days of having been notified by the Company of that Unpaid Excess (together with a copy of the relevant invoice and details relating to it, if available) and having received confirmation from the Auditors that that Unpaid Excess was not included in the determination of the Certified Balance, pay or procure the payment to CMD (or to the issuer of the invoice on behalf of CMD) of a sum in cash representing one half of that Unpaid Excess.

9	Documents etc. relating to the Kolwezi tailings project

9.1
AAC and AACL shall procure that, for a period of six weeks from the Completion Date AMFI, AMFL, the Company and their respective employees and agents are provided access to, and allowed to remove and take possession of, all documents and other items listed in Schedule 1, at reasonable times provided that reasonable notice is given by the Party seeking access. AAC and AACL shall procure that all of such documents and other items shall be available and ready for collection no later than three weeks from the Completion Date.

9.2
AACL will use its reasonable endeavours to ensure that all documents and other items not listed in Schedule 1 but which are owned by the Company and which are in the possession of AACL or its Affiliates are handed over to the Company as soon as reasonably practicable after the Completion Date. AACL’s obligations under this Clause 9.2 will be satisfied by it directing all employees listed in Schedule 2 and by directing the head of AATD to direct all employees in AATD to make available the relevant documents and other items in the same manner as specified in Clause 9.1 above within three weeks of the Completion Date and implementing reasonable measures to ensure the compliance of those employees with such direction within that time.

10	Announcement

The Parties shall, immediately following the execution of this Agreement, jointly approach Gécamines and GDRC and inform them of the proposed termination of the Kolwezi Agreements and AAC’s exit from the related project. They shall thereafter issue a joint public announcement announcing the termination of the Kolwezi Agreements in the agreed form. In all other respects the confidentiality provisions in Clause 11 will apply.

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11	Confidentiality

11.1
Save as set out in Clause 10 and in Clause 11.2 below, the Parties shall procure that the subject matter of this Agreement and the Kolwezi Agreements shall not be disclosed to any third party by or on behalf of any of the Parties without the prior written consent of all of them.

11.2	Any Party may announce or disclose information which would otherwise be prohibited by the terms of Clause 11.1 if and to the extent:

	11.2.1	such announcement has previously been agreed in writing by all the other Parties;

	11.2.2	it is required by law or by any relevant securities exchange or regulatory body;

	11.2.3	it is required for the purposes of giving effect to this Agreement;

11.2.4
it is disclosed on a confidential basis to employees, directors, consultants and legal and professional advisers of each party who need to know the same for the purpose of implementing the arrangements contemplated in this Agreement and who are informed of the confidential nature of the information; or

	11.2.5	such information has already come into the public domain other than through a disclosure by that Party or one of its Affiliates which breached a term of this Agreement.

12	Costs

Each of the parties shall pay its own costs in connection with this Agreement and any agreements contemplated in it.

13	Status of Parties

Nothing in this Agreement, or any of the arrangements contemplated by it, shall constitute a partnership between the parties or constitute any party an agent of another party for any purpose, nor entitle any party to commit or bind another party in any manner.

14	Governing Law and Jurisdiction

The Parties agree that the courts of England are the most convenient forum in which to resolve any dispute. This Agreement shall be governed by and construed in accordance with English law and each of the Parties hereby submits to the exclusive jurisdiction of the courts of England to determine any dispute.

15	Appointments of Process Agents

15.1
Service of process in England in any legal action or proceedings arising out of this Agreement may be effected upon AMF by delivery to St George’s House, 15 Hanover Square, London W1S 1HS. Service upon AMF shall be deemed completed when such process is delivered to the said address (or changed address notified to AACL in accordance with this Clause 15.1) whether or not it is forwarded to or received by AMF. AMF may notify AACL, in writing, of any change in the said address provided that such notification shall be effective to amend the preceding provisions of this Clause 15.1 only if the change is to a full and accurately described address (including post code) in England.

15.2
AMFI hereby irrevocably appoints AMF of St George’s House, 15 Hanover Square, London W1S 1HS as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed

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when such process is delivered to AMF at the said address (or changed address notified to AACL in accordance with this Clause 15.2) whether or not it is forwarded to or received by AMFI. AMFI shall notify AACL, in writing, of any change in the address of the process agent of AMFI within 28 days of such change.

15.3
AMFL hereby irrevocably appoints AMF of St George’s House, 15 Hanover Square, London W1S 1HS as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed when such process is delivered to AMF at the said address (or changed address notified to AACL in accordance with this Clause 15.3) whether or not it is forwarded to or received by AMFL. AMFL shall notify AACL, in writing, of any change in the address of the process agent of AMFL within 28 days of such change.

15.4
AAC hereby irrevocably appoints Anglo American Services (UK) Ltd of 20 Carlton House Terrace, London SW1 5AN (“AASL”) as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed when such process is delivered to AASL at the said address (or changed address notified to AMFL in accordance with this Clause 15.4) whether or not it is forwarded to or received by AAC. AAC shall notify AMFL, in writing, of any change in the address of the process agent of AAC within 28 days of such change.

15.5	AACL hereby irrevocably appoints Anglo American Services (UK) Ltd of 20 Carlton House Terrace, London SW1 5AN as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed when such process is delivered to AASL at the said address (or changed address notified to AMFL in accordance with this Clause 15.5) whether or not it is forwarded to or received by AACL. AACL shall notify AMFL, in writing, of any change in the address of the process agent of AACL within 28 days of such change.

15.6	The Company hereby irrevocably appoints AMF of St George’s House, 15 Hanover Square, London W1S 1HS as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed when such process is delivered to AMF at the said address (or changed address notified to AACL in accordance with this Clause 15.6) whether or not it is forwarded to or received by the Company. The Company shall notify AACL, in writing, of any change in the address of the process agent of the Company within 28 days of such change.

15.7
If any process agent ceases to be able to act as such or to have an address in England, the relevant Party irrevocably agrees to appoint a new process agent in England acceptable to AACL or AMFL (as the case may be) and to deliver to AACL or AMFL (as the case may be) within 14 days a copy of a written acceptance of appointment by the process agent.

15.8	Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

16	Further Assurance

16.1
All Parties shall take all necessary corporate action and execute all such instruments, deeds and documents and perform such acts as are required to procure the implementation of this Agreement and termination of the Kolwezi Agreements in the manner contemplated by this Agreement.

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16.2	All payments made by the Company shall be made in full compliance with the laws of the British Virgin Islands.

17	Deadlock Notice or Other Action under the Kolwezi Agreements

None of the Parties shall give a Deadlock Notice or take any action or exercise any right under the Kolwezi Agreements on or before the Completion Date save where this is required in order to perform their obligations under this Agreement.

18	Miscellaneous

18.1	This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

18.2	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.3
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is as follows:

CMD, AMF, AMFI and AMFL:

America Minerals Fields St George’s House 15 Hanover Square London W1S 1HS

Attention: Chief Financial Officer Fax: 0207 355 3554

AAC and AACL:

Anglo American plc 20 Carlton House Terrace London SW1 5AN

Attention: Chief Financial Officer, Base Metals Division Fax: 0207 698 8570

or any substitute address, fax number or department or officer as the Party may notify to the other Parties, by not less than five business days’ notice.

18.4	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

	18.4.1	if by way of fax, when received in legible form; or

	18.4.2	if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post (postage prepaid) in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address, details provided under Clause 18.3, if addressed to that department or officer. Any notice under this Agreement shall be irrevocable.

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Executed as an agreement on the date first stated above.

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SIGNED as an AGREEMENT by AMERICA MINERAL FIELDS, INC., a company incorporated in the Yukon Territory, Canada by E DENIS, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	E DENIS

SIGNED as an AGREEMENT by AMERICA MINERAL FIELDS INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands by A GODEFROID and B R PRYOR, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	A GODEFROID B R PRYOR

SIGNED as an AGREEMENT by AMF HOLDINGS LIMITED, a company incorporated in the British Virgin Islands by A GODEFROID and B R PRYOR, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	A GODEFROID B R PRYOR

SIGNED as an AGREEMENT by ANGLO AMERICAN CORPORATION OF SOUTH AFRICA LIMITED, a company incorporated in the Republic of South Africa by T BOSMAN, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	T BOSMAN

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SIGNED as an AGREEMENT by AMBASE PROSPECTS (CONGO) LIMITED, a company incorporated in the British Virgin Islands by T BOSMAN, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	T BOSMAN

SIGNED as an AGREEMENT by CONGO MINERAL DEVELOPMENTS LIMITED, a company incorporated in the British Virgin Islands by B R PRYOR, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	B R PRYOR

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Schedule 1
Items to be made available to CMD from the Completion Date

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Schedule 2
List of employees

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Schedule 3
Agreed form of public announcement

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Schedule 4
Agreed form of briefing paper